EX-4eeee

                                                                         JACKSON
                                                 NATIONAL LIFE INSURANCE COMPANY


                      GUARANTEED MINIMUM WITHDRAWAL BENEFIT
                        WITH [5] YEAR STEP-UP ENDORSEMENT

This endorsement is made a part of the Contract to which it is attached and is effective on the Issue Date of the Contract, unless another effective date for this endorsement is shown below. To the extent any provisions contained in this endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this endorsement will control.

PLEASE NOTE: THIS ENDORSEMENT CANNOT BE TERMINATED INDEPENDENTLY FROM THE CONTRACT TO WHICH IT IS ATTACHED.

The Contract is amended as follows:

1)  The following language is added to the CONTRACT DATA PAGE of the Contract:

"Please note that due to Your selection of this Guaranteed Minimum
Withdrawal Benefit, You cannot make any allocations to the Indexed Fixed Option, if available under Your Contract.

Guaranteed Minimum Withdrawal  On a quarterly basis, the charge equals
Benefit (GMWB) Charge:         [0.1125]% of the Guaranteed Withdrawal Balance
                               (GWB) and is deducted from the Contract Value (i) at the end of each Contract Quarter; and (ii) upon termination of the GMWB. Upon step-up, the Company reserves the right to increase the GMWB
                               Charge percentage, subject to a maximum GMWB
                               Charge percentage, on a quarterly basis, of [0.2000]%.

                               The GMWB Charge will be discontinued upon the earlier of the termination of this benefit or the date on which the Contract Value equals zero."

2) The following language is added to the DEFINITIONS section of the Contract:

"CONTRACT ANNIVERSARY. Each one year anniversary of the Issue Date.

CONTRACT QUARTER. The three-month period beginning on the Issue Date or any Contract Quarterly Anniversary.

CONTRACT QUARTERLY ANNIVERSARY. Each three-month anniversary of the Issue Date.

CONTRACT YEAR. The twelve-month period beginning on the Issue Date or any Contract Anniversary.

GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA). The maximum amount the Owner is allowed to withdraw each Contract Year, subject to the exception stated in this endorsement, for the guarantee to remain fully effective.

GUARANTEED ANNUAL WITHDRAWAL AMOUNT PERCENTAGE (GAWA%). The percentage upon which the GAWA is based.

GUARANTEED WITHDRAWAL BALANCE (GWB). The guaranteed amount available for future periodic partial withdrawals until the death of the Owner or the death of any Joint Owner.

REQUIRED MINIMUM DISTRIBUTION (RMD). For certain qualified contracts, the Required Minimum Distribution is the amount defined by the Internal Revenue Code and the implementing regulations as the minimum distribution requirement that applies to this Contract only."

3) The following language is added to the WITHDRAWAL PROVISIONS of the Contract:

"GUARANTEED MINIMUM WITHDRAWAL BENEFIT. The GMWB allows the Owner to make periodic partial withdrawals, prior to the Income Date until the earlier of the Owner's (or any Joint Owner's) death or until the Guaranteed Withdrawal Balance
(GWB) is depleted, regardless of the performance of the Investment Divisions/Portfolios or level of the Contract Value. (In the event of Spousal Continuation, the spouse becomes the Owner and the GMWB and its benefits continue.) The guarantee is fully effective if periodic partial withdrawals taken within any one Contract Year do not exceed the greater of the Guaranteed Annual Withdrawal Amount (GAWA) or the Required Minimum Distribution (RMD). The Owner may "step-up" the GWB to the current Contract Value subject to the Guaranteed Withdrawal Balance Step-Up provisions. Withdrawals under the GMWB are non-cumulative; therefore, guaranteed withdrawals available but not taken during any given Contract Year cannot be taken as a guaranteed withdrawal in a subsequent Contract Year.

The withdrawals made under this endorsement are considered to be the same as any other partial withdrawals for the purposes of calculating any other values under the Contract or other endorsements attached to the Contract.

For purposes of this endorsement, partial withdrawals are considered to be the entire amount withdrawn from the Contract, including any applicable charges and adjustments for such withdrawals. The total amount received under the guarantee may be less than the GWB at election or step-up due to the application of these charges and adjustments.

A partial withdrawal in excess of the Withdrawal Value (if applicable) will be permitted as long as the total partial withdrawal for the Contract Year does not exceed the greater of the GAWA or the RMD. A partial withdrawal in excess of the Contract Value will be permitted as long as the total partial withdrawal for the Contract Year does not exceed the greater of the GAWA or the RMD. In this case, the Contract Value will be set to zero and the Contract Value Reduces to Zero provision will apply.

If the age of any Owner is incorrectly stated at the time of the election of the GMWB, on the date the misstatement is discovered, the GWB and GAWA will be re-determined based on the GAWA% applicable at the correct age. If the age at election of the Owner (or oldest Joint Owner) falls outside the allowable age range, the GMWB will be null and void and all GMWB Charges will be refunded.

Assessment of GMWB Charge. The GMWB Charge is as specified above. This charge will be deducted at the end of each Contract Quarter on a pro rata basis from the Separate Account Contract Value and the Fixed/Guaranteed Account Contract Value. GMWB Charges applied to the Separate Account Contract Value result in a redemption of Accumulation Units. The GMWB Charge will not affect the value of the Accumulation Units. Upon termination of the GMWB, a pro rata GMWB Charge will be deducted from Your Contract Value for the period since the last quarterly GMWB Charge.

Guaranteed Withdrawal Balance.

On the effective date of this endorsement, the GWB is determined as follows and is subject to a maximum of [$5,000,000.00]:

1. If elected as of the Issue Date of the Contract, the GWB equals the initial Premium, net of any applicable premium taxes.

2. If elected after the Issue Date of the Contract, the GWB equals the Contract Value on the effective date of this endorsement, less any applicable Recapture Charges that would be assessed on a full withdrawal.

With each subsequent Premium received after this endorsement is effective, the GWB will be recalculated to equal the GWB prior to the Premium payment plus the amount of the Premium payment, net of any applicable premium taxes, subject to the maximum shown above.

With each partial withdrawal, the GWB is reduced. If You choose to withdraw an amount during any Contract Year that exceeds the greater of the GAWA or the RMD, the guarantee provided by this endorsement may be reduced to an amount less than the GWB at election or step-up.

Partial withdrawals will affect the GWB as follows:

1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the RMD, the GWB is equal to the greater of:
   a. the GWB  prior to the  partial withdrawal less the partial withdrawal; or
   b. zero.

2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the RMD, the GWB is equal to the lesser of:
   a. the Contract Value after the partial withdrawal less any applicable Recapture Charges; or
   b. the greater of the GWB prior to the partial withdrawal less the partial withdrawal, or zero.

Guaranteed Annual Withdrawal Amount.

The GAWA% is the percentage upon which the GAWA is based and is defined in the table below:

               ---------------------------------- --------------------
               Attained Age                       GAWA%
               ---------------------------------- --------------------
               ---------------------------------- --------------------
               [0-74                              7%
               ---------------------------------- --------------------
               ---------------------------------- --------------------
               75-79                              8%
               ---------------------------------- --------------------
               ---------------------------------- --------------------
               80-84                              9%
               ---------------------------------- --------------------
               ---------------------------------- --------------------
               85+                                10%]
               ---------------------------------- --------------------

The GAWA% is determined at the earlier of: 1) the time of the first withdrawal, 2) the date that the Contract Value reduces to zero, 3) the date that the GMWB endorsement is continued by a spousal Beneficiary, or 4) election of the Fixed Payout Income Option on the Latest Income Date. The GAWA% is based on the Owner's (or oldest Joint Owner's) attained age at the time of determination. The GAWA is equal to the GAWA% multiplied by the GWB at the time of determination.

With each subsequent Premium received after the GAWA% is determined, the GAWA will be recalculated to equal the GAWA prior to the Premium payment plus the GAWA% multiplied by the subsequent Premium payment (net of any applicable premium taxes) or the GAWA% multiplied by the increase in the GWB, if less.

Partial withdrawals will affect the GAWA as follows:

1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the RMD, the GAWA is equal to the lesser of:
   a. the GAWA prior to the partial withdrawal; or
   b. the GWB after the partial withdrawal.
2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the RMD, the GAWA is equal to the lesser of:
   a. the GAWA prior to the partial withdrawal; or
   b. the GWB after the partial withdrawal; or
   c. the GAWA% multiplied by the Contract Value after the partial withdrawal less any applicable Recapture Charges.

Contract Value Reduces to Zero. If the Contract Value is reduced to zero, all other rights under the Contract cease, no subsequent Premium payments will be accepted, all other endorsements are terminated without value and Spousal Continuation is not available upon the death of the Owner or the death of any Joint Owner.

If the GAWA% has not yet been determined, it will be set at the GAWA% corresponding to the Owner's (or oldest Joint Owner's) attained age at the time the Contract Value falls to zero and the GAWA will be equal to the GAWA% multiplied by the GWB.

The Owner will receive annual payments of the GAWA until the GWB, if any, is depleted or until the death of the Owner or the death of any Joint Owner, if earlier. The last payment will not exceed the remaining GWB at the time of payment.

Subject to the Company's approval, the Owner may elect to receive payments more frequently than annually. However, the sum of the payments made during the year may not exceed the annual payment amount described above.

With each payment the GWB is reduced by the amount of the payment until the GWB is depleted.

Upon the death of the Owner or the death of any Joint Owner, all payments will cease. No death benefit or Earnings Protection Benefit will apply.

Guaranteed Withdrawal Balance Step-Up. On or after the [5th] Contract Anniversary following the effective date of this endorsement, the Owner may elect to step-up the GWB. A subsequent step-up may be elected any time after [5] years from the prior step-up. Upon election of step-up, the Company reserves the right to prospectively increase the GMWB Charge percentage, subject to the maximum GMWB Charge percentage indicated in this endorsement.

At the time of step-up:

1. The GWB equals the Contract Value, subject to a maximum of [$5,000,000.00].
2. If the step-up occurs after the first withdrawal, the GAWA is equal to the greater of:
   a. the GAWA% multiplied by the new GWB; or
   b. the GAWA prior to the step-up."

4) The following language is added to the DEATH BENEFIT PROVISIONS of the
Contract:

"Upon the death of the Owner or the death of any Joint Owner, while the Contract is still in force and before the Income Date, the GMWB terminates without value, unless continued by the spouse.

Upon continuation of the Contract by a spousal Beneficiary, the GMWB will remain in force and may not be subsequently terminated independently from the Contract to which it is attached. With the exception of election of a step-up, no adjustments will be made to the GWB or the GAWA at the time of such continuation. The spouse may elect to step-up to the Contract Value (including any applicable adjustments) on the Continuation Date. Subsequent step-ups are subject to all of the restrictions in the Guaranteed Withdrawal Balance Step-Up provision.

If the GAWA% has not yet been determined, it will be set at the GAWA% corresponding to the original Owner's (or oldest Joint Owner's) attained age at the time of death and the GAWA will be equal to the GAWA% multiplied by the GWB."

5) The following language is added to the INCOME PROVISIONS of the Contract:

"On the Latest Income Date, in addition to the Income Options available under the Contract, the following Income Option may be elected by the Owner under this endorsement:

Fixed Payout Income Option. The Owner is entitled to receive payments in a fixed dollar amount for a stated number of years. The actual number of years that payments will be made is determined on the calculation date by dividing the GWB by the GAWA. The total annual amount payable under this option will equal the GAWA, but will not exceed the current GWB. This amount will be paid over the determined number of years in the frequency (not less than annually) that the Owner elects. If, at the death of the Owner, payments have been made for less than the stated number of years, the remaining payments will be made to the Beneficiary. This option may not be available on certain Qualified Plans. If the GAWA% has not yet been determined, it will be set at the GAWA% corresponding to the Owner's (or the oldest Joint Owner's) attained age at the time of election of this Income Option and the GAWA will be equal to the GAWA% multiplied by the GWB."

TERMINATION OF THE GMWB. The GMWB will terminate, a pro rata GMWB Charge will be deducted from Your Contract Value for the period since the last quarterly GMWB Charge, and all benefits under this endorsement will cease on the earlier of: 1. the date the Owner elects to receive income payments under the Contract; 2. the date of a full surrender; 3. the first date upon which both the Contract Value and the GWB are equal to zero; and 4. the date upon which the Contract terminates because the Owner or any Joint Owner dies, unless continued by the spouse.

Endorsement effective date (if different from Issue Date of the Contract):

                                        SIGNED FOR THE
                                        JACKSON NATIONAL LIFE INSURANCE COMPANY

                                        CLARK P. MANNING, JR.

                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER